CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 of Arch Therapeutics, Inc. and Subsidiary (collectively, the "Company") of our report dated December 27, 2013, relating to the consolidated financial statements of the Company appearing in the Annual Report on Form 10-K for the years ended September 30, 2013 and 2012, and the period from inception (March 6, 2006) through September 30, 2013.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Moody, Famiglietti & Andronico, LLP

Tewksbury, Massachusetts

March 21, 2014